Exhibit 10.1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Version

SECOND AMENDED AND RESTATED

JOINT VENTURE AGREEMENT

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECOND AMENDED AND RESTATED JOINT VENTURE AGREEMENT

This SECOND AMENDED AND RESTATED JOINT VENTURE AGREEMENT (the “Agreement”) is made this 17th day of July, 2018, by and among :

Cadila Pharmaceuticals Limited, a company incorporated under the laws of India having its office at ‘Cadila Corporate Campus’, Sarkhej-Dholka Road, Bhat, Ahmedabad - 382210, Gujarat, India herein represented by Dr. Rajiv I. Modi in his capacity as Chairman & Managing Director (hereinafter referred to as “Cadila”) which expression shall unless repugnant to the context or meaning thereof mean and include its scuccessors and permitted assigns and;

Novavax, Inc., a company incorporated and existing under the laws of the State of Delaware, United States of America (USA), having its principal office at 20 Firstfield Road, Gaithersburg, MD 20878, USA herein represented by Stanley C. Erck, in his capacity as President and Chief Executive Officer (hereinafter referred to as “Novavax”) which expression shall unless repugnant to the context or meaning thereof mean and include its scuccessors and permitted assigns and;

CPL Biologicals Private Limited, a company incorporated under the laws of India having an address at Survey No. 1389, Trasad Road, Dholka- 382 225, Dist. Ahmedabad, Gujarat, India herein represented by Dr. Rajiv I. Modi in his capacity as Chairman (hereinafter referred to as “CPLB”) which expression shall unless repugnant to the context or meaning thereof mean and include its scuccessors and permitted assigns.

RECITALS

WHEREAS, Cadila is engaged in research, development, manufacture and commercialization of various pharmaceutical preparations in various countries, including India;

WHEREAS, Novavax is engaged in research, development and manufacture of vaccine products based on its recombinant platform technologies;

WHEREAS, Novavax and Cadila entered into a joint venture agreement, dated as of March 31, 2009 (“Original JV Agreement”), and an amended and restated joint venture agreement, dated as of June 29, 2009 and as amended by an addendum, dated as of March 16, 2015 (the “Addendum,” and with amended and restated joint venture agreement, the “First Restated JV Agreement”), relating to their respective investments in, and the governance and operation of, CPLB as a joint venture between Novavax and Cadila;

WHEREAS, under the Original JV Agreement and First Restated JV Agreement, CPLB was formed to develop, manufacture, and commercialize certain vaccine and biologic products licensed from the Parties for human vaccine, therapeutic and/or diagnostic (for certain products only) uses in India either directly or through partners and/or contractors and by establishing US and India cGMP compliant manufacturing facilities in India.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

WHEREAS, concurrent with the First Restated JV Agreement, (i) Novavax and CPLB entered into that certain (a) Amended and Restated Seasonal/Other Vaccine License Agreement, (b) Amended and Restated Option to Obtain License Agreement (which license agreements shall collectively be referred to as the “Novavax Original Licenses”), (c) Amended and Restated Supply Agreement and (d) Amended and Restated Technical Services Agreement and (ii) Cadila and CPLB entered into that certain (a) Amended and Restated Cadila Product License (the “Cadila Original License”), (b) Amended and Restated Supply Agreement and Amended and Restated Technical Services Agreement. These agreements may hereinafter be referred to as the “Original Ancillary Agreements”;

WHEREAS, although the Parties intended that CPLB independently manage its assets (financial or otherwise) and own all regulatory approvals and licenses to such products, due to operating, manufacturing and regulatory circumstances, as of the effective date of this Agreement Cadila owns certain assets, regulatory approvals/licenses, and is a party to certain agreements with third parties, that are necessary for the manufacturing and marketing of Cadila Products (as defined below), which are listed in Schedule I to this Agreement (the “Schedule I Assets”);

WHEREAS, although Novavax was to have transferred its virus-like particle technology with respect to seasonal influenza flu and [* * *] other products named in the Novavax Original Licenses, as of the effective date of this Agreement CPLB is only developing, manufacturing and/or commercializing vaccine products for [* * *];

WHEREAS, although Cadila agreed to finance subordinated debt notes of an aggregate of Rupees 300,000,000 (or 30 Crore) to CPLB, such ongoing financing was restructured as 1% Reddemable Preference Shares by the Addedum in view of the change of provisions of Laws;

WHEREAS, the Parties desire to restate the First Restated JV Agreement and the Original Ancillary Agreements to, amongst other things:

(i)	expressly permit CPLB to develop Cadila Transferred Products (as defined in Section 1.1);

(ii)	expressly permit Cadila to continue to own, manufacture and sell Cadila Royalty Products (as defined in Section 1.1);

(iii)	expressly permit CPLB to develop Novavax Products (as defined in Section 1.1) including nanoparticle vaccine production, antigen specific seed development, protein expression and cloning system technology;

(iv)	agree to a license by CPLB from Novavax of four (4) new vaccine candidate seeds;

(v)	grant rights under Novavax’ technology and intellectual property to permit CPLB to develop and commercialize [* * *] products;

(vi)	clarify Novavax’ rights of first negotiation with respect to any products CPLB develops and/or commercializes using Novavax’ technology, and

(vii)	clarify CPLB’ rights of first negotiation with respect to certain products developed and/or commercialized by Novavax.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable considerations, the receipt of which is hereby acknowledged, the Parties hereto mutually agree to amend and restate the First Restated JV Agreement in its entirety as follows:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article 1.

DEFINITIONS/INTERPRETATIONS

1.1.	Definitions. For the purposes of this Agreement, the definitions of certain capitalized terms as set forth in Exhibit A and used herein shall apply.

1.2.	Headings. The headings in this Agreement are for ease of reference only and shall not in any way affect its construction or interpretation.

1.3.	Interpretation. Unless expressly stated to the contrary in this Agreement words denoting the singular include the plural and vice versa, words denoting any one gender include all genders and vice versa; the words and phrases “other” and “including” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible; and references to persons include individuals, bodies corporate, unincorporated associations and partnerships.

Article 2.

NAME AND TERRITORY

2.1.	Name. The name of CPLB shall remain “CPL Biologicals Private Limited” until such time as the Board determines a different name.

2.2.	Territory. Subject to any geographic limitations described in this Agreement and the Restated Licenses, CPLB will carry on its business in the Territory. Territory may only be changed by mutual, written agreement amongst the Parties.

Article 3.

BUSINESS OF CPLB

3.1.	Description and Operation of Business. The business of CPLB shall include researching, developing, manufacturing, marketing and selling of Products in the Territory (the “Business”). The Business shall be conducted in accordance with the Business Plan prepared under the guidance of the President and Chief Executive Officer and approved by the Board of Directors of CPLB pursuant to Article 7 hereof, as amended by the Board of Directors from time to time. CPLB shall use commercially reasonable efforts to obtain and maintain at its own expense all permits, approvals and licenses necessary for the operation of CPLB, including, without limitation, regulatory approvals and registration for licensing of Products in the Territory. Cadila and Novavax, pursuant and subject to the Restated Licenses, shall provide reasonable assistance to CPLB in obtaining any such regulatory approvals and registrations granted by government authorities.

3.2.	Manufacturing. CPLB shall use its commercially reasonable efforts to establish and maintain a manufacturing facility in India that complies with current good manufacturing standards in US, EMEA, India and any other territory in which CPLB intends to develop and commercialize any Product within the time-frame set in the Business Plan. The manufacturing facility shall be consistent with the applicable equipment, processes and procedures used by Novavax and Cadila in their manufacturing facilities, based in part on technology licensed to CPLB under the Restated Licenses.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule I Assets. With respect to any Schedule I Assets, Cadila shall use its commercially reasonable efforts to transfer and/or assign any interest it owns or holds in the Schedule I Assets to CPLB as soon as reasonably practicable, but in no event shall such transfer conclude any later than 60 days after getting necessary regulatory approval for such transfer from the relevant regulatory authorities. In doing so, Cadila shall transfer regulatory approvals and licenses it owns with respect to any Cadila Transferred Products to CPLB.

CPLB shall re-imburse to Cadila, any expenses incurred by Cadila for development of Cadila Transferred Products from the date of First Restated JV Agreement till the date of such transfer. Similarly, CPLB shall re-imburse to Cadila for any expenses incurred by Cadila for development of Novavax Products from the date of First Restated JV Agreement. All such expenses shall be mutually agreed by Cadila and Novavax in advance of reimbursement.

Cadila has also acquired and / or owns and may further acquire several assets including machinery, equipment, etc. for CPLB’s business pertaining to the Cadila Transferred Products. Cadila shall transfer such assets at their respective cost. All such costs shall be mutually agreed by Cadila and Novavax in advance of payment.

3.3.	Arrangement for Cadila Royalty Products. It is agreed that the Cadila Royalty products shall not be transferred to CPLB. Instead, CPL shall compensate CPLB by paying a royalty of [* * *] of Net sales of such products. For this prupose Net sales would mean sales excluding GST, and any other taxes, net-of any discounts and returns. CPL shall make the payment for such royalty based on its quarterly accounts within two months from the end of the respective quarter. The royalty payment shall be adjusted based on the audited financial statements of CPL.

3.4.	Novavax and Cadila Licenses. Novavax shall execute and deliver the Novavax Restated License on the Effective Date and Cadila shall execute and deliver the Cadila Restated License as early as possible.

3.5.	Novavax Product Rights Outside the Novavax Product Territory. It is the intent of Novavax and CPLB to collaborate and share related costs appropriately, on certain Novavax Products for Global Development and Commercializastion in the Territory. Subject to the Novavax Restated License Agreement, Novavax shall own and retain any and all right, title and interests in, to and under Intellectual Property Rights to Commercialize Novavax Products outside the Novavax Product Territory, and CPLB agrees to license any CPLB technology related thereto to Novavax for such purpose. Notwithstanding the previous sentence, to the extent that CPLB desires to seek to Commercialize a Novavax Product outside the Novavax Product Territory, CPLB may provide to Novavax a written proposal that shall include all data associated with such Novavax Product. Thereafter, Novavax shall, in good faith, consider such CPLB proposal, and Novavax and CPLB shall use commercially reasonable efforts to negotiate a written agreement in a timely manner, which in no event shall extend beyond one hundred and eighty (180) days from the date CPLB provided notice of such proposal. For clarity, this Section 3.5 shall not obligate either Party to enter into a definitve written agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.6.	Rights of First Negotiation. CPLB and Novavax hereby grant rights of first negotiation (each a “ROFN”) to each other for certain Products as follows:

3.6.1.	CPLB hereby grant to Novavax a ROFN with respect to the out-license of any Intellectual Property Rights related to a CPLB ROFN Product to develop and/or commercialize such Product in the Novavax Product Territory or any portion thereof, as applicable, as mutually agreed by CPLB and Novavax.

3.6.2.	Novavax hereby grants to CPLB a ROFN with respect to the out-license of any Intellectual Property Rights related to a Novavax ROFN Product to develop and/or commercialize such Product in the Novavax Product Territory or any portion thereof, as applicable, as mutually agreed by CPLB and Novavax.

3.6.3.	Prior to entering into any agreement with a third party granting a license or other right to develop or commercialize of any ROFN Product, the ROFN Grantor shall deliver all available data up to and potentially including the related Phase 2 Data Package to the ROFN Holder. The ROFN Holder shall have thirty (30) days from the receipt of such package to provide the ROFN Holder written notice that it desires to negotiate the terms and conditions of a licensing transaction with respect to the ROFN Product. Upon receipt of the first such notice hereunder by either ROFN Holder, the ROFN Parties shall have one hundred and eighty (180) days to negotiate exclusively, reasonably and in good faith the terms and conditions of such a transaction, and the negotiation period for any subsequent exercise an ROFN hereunder shall be one hundred and twenty (120) days.

3.6.4.	If the ROFN Parties are unable to execute a definitive agreement by the end of the applicable period of negotiation (or if the ROFN Holder gives written notice that it does not desire to exercise its negotiation rights hereunder or fails to give notice in a timely manner), then the ROFN Grantor shall be free to enter into a license agreement with a third party with respect to such ROFN Product; provided, however, that any such transaction shall not, when taken as a whole, be materially more favorable to the third party than the terms last offered to the ROFN Holder. If the ROFN Grantor has not provided the Phase 2 Data Package to the ROFN Holder and subsequently acquires additional data related to a clinical trial or other material information (including a Phase 2 Data Package) prior to entering into a definitive transaction with such third party, the ROFN Holder shall have thirty (30) days from the receipt of such additional data to provide the ROFN Holder written notice that it desires to negotiate the terms and conditions of a licensing transaction with respect to the ROFN Product.

3.7.	No Restrictions Businesses of Initial Shareholders. Subject to the limitations or restrictions of any Restated License and/or definitive agreement arising from a ROFN, the Initial Shareholders are not otherwise restricted in their ability to develop and commercialize biotechnology, vaccine and pharmaceutical products in the Territory alone or under partnership, joint venture or licensing arrangements with other persons and entities.

3.8.	Environmental and Health and Safety (EHS) Matters. CPLB shall at all times comply with EHS and/or any such equivalent Laws in existence in respect of EHS matters and keep all the required EHS permits in full force and effect.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article 4.

SHARES AND FINANCING/CAPITAL INCREASE

4.1.	Authorised Shares. Pursuant to the Memorandum and Articles of Association, the authorised share capital of CPLB is Rupees [* * *]; the [* * *] Shares are divided into (i) [* * *] Common Shares and (ii) [* * *] 1% Redeemable Preference Shares.

Any stamp duty payable upon such issue and allotment of any Share shall be borne by CPLB.

4.2.	Issued Shares. As of the Effective Date, the issued Shares of CPLB are (i) [* * *] Common Shares and (ii) [* * *], 1% Redeemable Preference Shares. The issued share capital has been subscribed as set forth on Schedule 4.2, as amended from time to time in accordance with the terms hereof.

4.3.	Capital Contributions. The Initial Shareholders have made or will make the capital contributions to CPLB described below.

4.3.1.	Cadila has contributed:

(i)	the Cadila Original License;

(ii)	the Restated Cadila License to replace the Cadila Original License;

(iii)	cash Rupees One Hundred Million (Rs.100,000,000 or Rs.10 Crore); and

(iv)	financing of up to cash Rupees Three Hundred Million (Rs.300,000,000 or Rs.30 crore) towards the subscription of up to [* * *].

4.3.2.	Novavax has contributed:

(i)	the Novavax Original Licenses; and

(ii)	the Restated Novavax License to replace the Novavax Original License.

4.4.	Third Party Investment. The Initial Shareholders shall provide reasonable assistance to CPLB in its efforts to attract third party investment into and funding of CPLB, including but not limited to, providing timely responses to due diligence and otherwise responding to other reasonable requests by a potential third party investor. Notwithstanding the previous sentence, CPLB shall not issue any new Shares to or accept any investment from any third party, without the prior written consent of both Initial Shareholders, such consent not to be unreasonably withheld. Any such third party receiving Shares shall agree in writing that it and its heirs, successors and assigns, shall be subject to and bound by the provisions of this Agreement, and CPLB shall place the legend set forth in Section 5.6 on all share certificates in respect of the Shares.

4.5.	Pre-emptive Right of Initial Shareholders. Except with respect to Exempt Issuances (as defined in Section 4.5.5), each Initial Shareholder shall have the right to purchase or participate in any issuance of any new Shares or Additional Securities that CPLB may from time to time propose to issue or sell to maintain such Initial Shareholder’s Investment Ratio.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.5.1.	CPLB shall give written notice of any proposed issuance or sale of Additional Securities to the Initial Shareholders (an “Issuance Notice”). The Issuance Notice shall, if applicable, be accompanied by a written offer from the Initial Shareholder seeking to purchase Additional Securities, and shall set forth the material terms and conditions of the proposed issuance or sale, including, without limitation, (i) the number and description of the Additional Securities proposed to be issued to the Initial Shareholder(s); (ii) the proposed issuance date; and (iii) the proposed purchase price.

4.5.2.	CPLB shall provide written notice to Initial Shareholders if the terms set forth in the Issuance Notice are updated or changed in any material respect as the details listed in Section 4.5.1 (i), (ii) and (iii) are known.

4.5.3.	For a period of fifteen (15) business days following the initial receipt of an Issuance Notice, each Initial Shareholder shall have the right to elect irrevocably to purchase or receive that number of Additional Securities to maintain the Investment Ratio on the terms set forth in the Issuance Notice by delivering a written notice to CPLB setting forth the number of such Additional Securities it intends to purchase or receive. If both Initial Shareholders submit a timely notice of participation, each Initial Shareholder may only purchase that number of Additional Securities sufficient to maintain the Investment Ratio. If CPLB provides a material update or change, the period for exercise shall be extended five (5) additional business days. The closing of any purchase by or issuance to an Initial Shareholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however that, the closing of any purchase by or issuance an Initial Shareholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required government approvals and other required third party approvals or consents (and CPLB shall use its reasonable best efforts to obtain such approvals and consents). An Initial Shareholder may purchase Additional Securities under this Section 4.5 indirectly through a member of such Shareholder’s Group that is a wholly owned subsidiary.

4.5.4.	“Exempt Issuances” means issuances in which Additional Securities are issued by CPLB:

(i)	as consideration for a merger, consolidation or purchase of assets; and

(ii)	in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital).

4.6.	Spending Authorizations. Subject to the express terms and conditions of this Agreement, the Chief Executive Officer and/or other senior officials of CPLB, may be authorized by the Board to make decisions on any expenses, purchases or commitments on behalf of CPLB and will have the freedom to sign cheques up to the limit that may be approved by the Board as per the Standard Operating Procedures (SOPs) of CPLB in the said context. However, if any transactions or commitments are above the aforesaid limit, specific approval of the Board will be required. The Board may also decide sub-limits of financial authorities for such other key officials of CPLB who may be authorized to operate bank accounts of CPLB.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.7.	Banking. A separate bank account in the name of CPLB will be maintained in one or more banks and the Board shall authorize the President and Chief Executive Officer or any Director or other official of CPLB to operate the same with prescribed limits.

Article 5.

TRANSFER OF SHARES

5.1.	Restrictions on Share Transfers. Cadila shall not Transfer any 1% Redeemable Preference Share or interest therein unless expressly permitted under this Agreement. No Shareholder shall Transfer any Common Share or interest in any Common Share unless (i) it is expressly permitted under this Agreement or (ii) the Shareholder(s) holding a majority of the Common Shares held by all non-transferring Shareholders give its or their prior written consent; provided, however, a Shareholder may Transfer Common Shares or interest in any Common Share to a person in its Group without compliance with the provisions of this Section 5.1.

5.2.	Right of First Refusal. If any Shareholder wishes to Transfer (“Selling Shareholder”) some or all of its Common Shares (the “Offered Shares”) pursuant to a bona fide written offer (the “Third Party Offer”) from an unaffiliated third party (the “Proposed Transferee”), it shall first offer such Common Shares to the other Shareholder(s) (each an “Offeree”) on a pro-rata basis (the “Pro-Rata Shares”, as further defined below) by notice in writing (“Transfer Notice”) at a price per Common Share and on terms and conditions not less favourable to the Offeree(s) than that set forth in the Third Party Offer (the “Right of First Refusal”).

5.2.1.	On or before expiry of thirty (30) days from the date of receipt of the Transfer Notice (“Option Period”), each Offeree shall notify the Selling Shareholder, CPLB and the other Offerees in writing of its intentions to accept or reject the purchase of its Pro-Rata Shares (“Acceptance Notice”). Allocation of Pro-Rata Shares for each Offeree shall be based on the number of Common Shares owned by such Offeree on a fully diluted basis in relation to the total number of Common Shares held by all Offerees on a fully diluted basis (the “Allocation Formula”). A buying Offeree shall be entitled to an additional period of ninety (90) days or such other extended period from the date of the Acceptance Notice (“Completion Period”) to obtain the approval of the relevant government authority(ies) and to complete the purchase of its Pro-Rata Shares from the Selling Shareholder.

5.2.2.	If any Offeree does not exercise its option to purchase all of its Pro-Rata Shares, each participating Offeree shall then have the option to purchase its pro rata portion of such Shares that will not be purchased (based on the Allocation Formula as applied only to the Shares held by participating Offerees). Such option shall be exercisable by notice in writing to CPLB, the Selling Shareholder and the other Offerees within five (5) days after the receipt of the applicable Acceptance Notice or the expiration of the Option Period, whichever is earlier.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.2.3.	In the event the Offerees do not purchase all of the Offered Shares within the Completion Period, the Selling Shareholder may Transfer any remaining Offered Shares to the Proposed Transferee, provided that the price of the remaining Offered Shares and other terms and conditions are not more favourable to the Proposed Transferee than those set forth in the applicable Transfer Notice; and provided further, the Proposed Transferee agrees in writing that it and its heirs, successors and assigns, shall be subject to and bound by the provisions of this Agreement. If the Selling Shareholder fails to dispose of all Offered Shares within one hundred twenty (120) days after the Completion Period (or one hundred twenty (120) days after the date on which all applicable options described in this Section 5.2 have expired), the Selling Shareholder shall not offer to Transfer such Offered Shares except pursuant to this Section 5.2.

5.3.	Transfers to Group. Notwithstanding Section 5.1 and 5.2, a Shareholder may Transfer all of its Common Shares to a person in its Group with the prior written consent of the Shareholder(s) holding a majority of the remaining Common Shares, which consent shall not be unreasonably withheld, provided that, at the time of the Transfer and in relation to the Common Shares being transferred:

5.3.1.	such transferee agrees in writing that it and its heirs, successors and assigns, shall be subject to and bound by the provisions of this Agreement; and

5.3.2.	the transferring Shareholder guarantees and indemnifies the other Parties in respect of all the obligations and any liability of such transferee under this Agreement.

5.3.3.	If such transferee at any time ceases to be a part of the Group of the transferring Shareholder, that transferee shall Transfer all its Common Shares back to the transferring Shareholder.

5.4.	Tag-Along Right. If any Offered Shares are available for sale to the Proposed Transferee upon compliance with Section 5.2 above, the Offerees shall have the right to offer and sell a proportionate number of Common Shares on a fully diluted basis to the Proposed Transferee at the same price and on the same terms and conditions contained in the Transfer Notice (the “Tag-Along Right”) in accordance with the following procedure:

5.4.1.	The Selling Shareholder shall, prior to sale and after compliance with the provisions of Section 5.2, give notice (the “Tag-Along Notice”) to the other Shareholders of their Tag-Along Right.

5.4.2.	Each Offeree shall have Sixty (60) business days after receipt of such notice to determine if it desires to offer Common Shares to the Proposed Transferee.

5.4.3.	The Selling Shareholder shall cause the Proposed Transferee to offer in writing to each Offeree that has elected to participate in the sale of the Offered Shares (a “Tag-Along Offeror”) to purchase at the offer price indicated in the Transfer Notice, all or any part of that number of the Tag-Along Offeror’s Shares equal to the product obtained by multiplying (i) the aggregate number of Offered Shares available upon compliance with Section 5.2 above by (ii) a fraction, the numerator of which is the number of Common Shares owned by such Offeree on a fully diluted basis immediately before the time of the sale and the denominator of which is the sum of (x) the number of the Common Shares then owned by all of the Tag-Along Offerors on a fully diluted basis and (y) the number of Common Shares owned by the Selling Shareholder on a fully diluted basis. The Shares to be transferred by the Selling Shareholder shall be correspondingly reduced by the aggregate sum of each such product for each Tag-Along Offeror.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.4.4.	Any such Tag-Along Offeror shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the Proposed Transferee one or more share certificates, properly endorsed for transfer, which represent the type and number of Shares that such participant elects to sell. Such share certificate(s) shall be transferred to the Proposed Transferee in consummation of the sale of the Offered pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently remit to any such Tag-Along Offeror that portion of the sale proceeds to which the Participating Selling Shareholder is entitled under this Section 5.4.

5.4.5.	In order to be entitled to exercise its Tag-Along Right pursuant to Section 5.4, a Tag-Along Offeror must agree to make to the Proposed Transferee, to the extent applicable, the same representations, warranties, indemnities, covenants and assurances (“Representations and Covenants”) as the Selling Shareholder agrees to make in connection with the Transfer and agree to the same conditions to the Transfer as the Selling Shareholder; provided, however, that (a) the Tag-Along Offeror shall not be required to make any non-competition, non-solicitation or similar restrictive covenants that would exceed the scope of the covenants set forth in Article 16, and (b) a Tag-Along Offeror, who is also an Initial Shareholder, shall not be required to make any Representations and Covenants with respect to the rights it licensed to the other Initial Shareholder Selling Shareholder under the Restated Licenses that would exceed the scope of the corresponding Representations and Covenants in the Restated Licenses. All such Representations and Covenants shall be made by the Selling Shareholder and a Tag-Along Offeror severally and not jointly. Except with respect to individual Representations and Covenants of the Tag-Along Offeror relating to (i) the unencumbered title to its Shares and (ii) the power, authority and legal right to transfer its Shares, the aggregate liability of the Tag-Along Offeror shall not exceed the Tag-Along Offeror’s pro rata share of any such liability to be determined in accordance with the Tag-Along Offeror’s portion of the total number of Shares included in such transfer; provided that, in any event, the aggregate liability of the Tag-Along Offeror in connection with any such sale shall not exceed the proceeds the Tag-Along Offeror received in connection with the transfer.

5.4.6.	If, for any reason whatsoever, the Proposed Transferee is unable to acquire the Tag Along Shares at a price stated in the Transfer Notice (in accordance with this Article 5 ), the Proposed Transferee shall not acquire any of the Offered Shares, and if any such Transfer is not consummated before all of the ending of all of the expiration dates set forth in Sections 5.2 and 5.4, then such Transfer shall not be made without first repeating and re-extending to the Offeree the rights set out in this Article 5.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.5.	Stock Legend. CPLB shall place a legend on all share certificates in respect of the Common Shares, stating as follows:

“THIS CERTIFICATE AND THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT IN ALL RESPECTS TO THE RESTRICTIONS CONTAINED IN THE SECOND AMENDED AND RESTATED JOINT VENTURE AGREEMENT DATED NOVEMBER 30, 2017 BY AND AMONG CADILA PHARMACEUTICALS LIMITED, NOVAVAX, INC. AND CPL BIOLOGICALS PRIVATE LIMITED AND SHALL BE VALID DURING THE SUBSISTENCE OF THE SAID AGREEMENT.”

5.6.	Dematerialization. If any of the Common Shares are to be dematerialized, then prior to any such dematerialization, the Shareholders shall enter into appropriate undertakings and documents with the Depository and the Depository Participant to the effect that all such Common Shares (to be dematerialized) are subject in all respects to the restrictions contained in this Agreement and shall be valid during the subsistence of this Agreement.

5.7.	Surviving Obligations of Selling Shareholder. Upon the sale of all Common Shares held by a Shareholder, in accordance with the provisions of this Article 5, the rights and obligations of such Selling Shareholder under this Agreement shall terminate; provided, however, that the Selling Shareholder shall remain liable for the following obligations and liabilities: (i) any liabilities and obligations of the Selling Shareholder accrued as of the date of such sale; (ii) any obligations of the Selling Shareholder under Article 14; (iii) any obligations of the Selling Shareholder under Article 16 for a period of one (1) year after the date of such sale; and (iv) liability for breach of any representations and warranties of the Selling Shareholder under this Agreement; and provided, further, that such termination shall not affect the Restated Licenses or other agreements, except to the extent expressly stated otherwise therein.

Article 6.

GENERAL MEETINGS AND RESOLUTIONS

General meetings of the Shareholders shall be held in Ahmedabad, India and shall be convened by the Chairman of the Board or a majority of the Directors or as set out in the Articles of Association of CPLB. The Chairman of the Board shall notify the Shareholders of the meeting at least twenty-one days (21) days in advance by facsimile and letter to their address on the records of CPLB.

Article 7.

BOARD OF DIRECTORS

7.1.	Number, Nomination and Removal. The Board of Directors of CPLB (the “Board”) consists of seven (7) members (“Directors”).

7.1.1.	Cadila has nominated three (3) of the Directors, including the Chairman of the Board (the “Cadila Directors”), and Novavax has nominated two (2) Directors (the “Novavax Directors”). In the event a Director is unable to attend a duly called meeting of the Board, the applicable Party shall have the right to appoint an alternate director to attend such meeting by providing prior written notice to the other Parties.

7.1.2.	Each Initial Shareholder may nominate a Director, and may seek removal of a Director whom it nominated, by giving notice to CPLB and the other Party(ies). The appointment or removal of Directors under this subsection 7.1.2 takes effect on the date on which such Director is appointed or his resignation is accepted at the meeting of the Board of Directors.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.1.3.	The Initial Shareholder seeking removal of a Director pursuant to this Section 7.1 shall indemnify and keep indemnified CPLB against any claim connected with the Director’s removal from office.

7.2.	Meetings. The Board shall meet at least four (4) times in Ahmedabad, India, or at such other place as the Board may determine. Meeting dates shall be determined by the Board. Thirty (30) days prior written notice of the time, date, place and agenda of each meeting of the Board (the “Board Meeting Notice”) shall be given by CPLB to each Director at his/her address as supplied to CPLB. A meeting of the Board may be convened on notice shorter than thirty (30) days but at least seven (7) days in advance in cases where all Directors so agree in writing. Board Meeting Notices shall be sent by facsimile or email and confirmed by letter except that in the case of Directors not residing in India, Board Meeting Notices shall be given by courier or registered letter against receipt.

7.2.1.	The required quorum for any meeting of the Board shall be a minimum of one (1) Cadila Director and a minimum of one (1) Novavax Director. No business of CPLB shall be conducted at any Board meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business. In case a Board meeting could not be held due to a lack of quorum, the meeting shall automatically stand adjourned to the thirtieth (30th) day (or an earlier date as mutually agreed by all Shareholder Parties) following the date of adjournment at the same time and place, or if that day is a national holiday, till the next succeeding day, which is not a national holiday, at the same time and place.

7.2.2.	A meeting of the Board may also be adjourned to another time or date at the request of the majority of the Directors present at the meeting. No more than one such adjournment may be made in respect of a meeting.

7.2.3.	The Directors shall be permitted to invite to attend a meeting of the Board any person who is not a Director, but is required to attend to fully brief the Directors on the operational and financial status of or other matters of significance to CPLB.

7.2.4.	Minutes of each Board meeting shall be dispatched by CPLB to all Directors within Three (3) weeks after the meeting.

7.3.	Board Approval. On any matter requiring Board approval, each Director shall have one vote. In the event that the Board does not reach a unanimous decision with respect to a matter, the matter shall be referred to the Chief Executive Officers of Cadila and Novavax. The Chief Executive Officers, each acting in their sole discretion, shall seek to resolve the issue. If the Chief Executive Officers are unable to resolve the issue within five (5) business days after the matter is referred to them, then a majority of the Board, including the Chairman of the Board, shall determine the matter, except for the matters specified in Schedule 7.3, which shall require unanimous approval of the Shareholders and the Directors.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.4.	Written Consent. Subject to the limitations provided in The Companies Act, the Board shall be entitled to adopt resolutions without convening a meeting, and such resolutions shall in all respects have the same effect as resolutions adopted in a convened meeting, provided that all Directors were notified of the proposed resolution(s) in writing and approved such resolution(s) in writing. Such resolution(s) shall be produced and recorded at the next duly convened meeting of the Board.

Article 8.

STEERING COMMITTEE

8.1.	Steering Committee. Within thirty (30) days after the Effective Date, the Initial Shareholders and CPLB shall form the “Steering Committee” to have oversight and review responsibility for CPLB’s research, development and commercialization of Products. The Steering Committee shall report to the Board and shall consist of two (2) representatives of each Initial Shareholder and of CPLB. It is the intent that such representatives will be relevant function heads or senior management in the respective organizations. A Party may change its representatives from time to time upon written notice to the other Parties. The operation and authority of the Steering Committee shall be as follows:

8.1.1.	Subject to the Restated Licenses, CPLB shall prepare a plan for the research, Development and/or Commercialization of each Product based on criteria to be determined by the Steering Committee, which plan(s), and amendments thereto, are subject to the approval of the Steering Committee. The Steering Committee shall periodically review such plan(s) from a strategic and operational perspective to monitor CPLB’s progress under such plan(s) and to determine whether the Parties are meeting their commitments, if any, of both human and financial support for the research, Development and Commercialization of Products.

8.1.2.	The Steering Committee shall meet at least once in each calendar quarter at a time and place to be determined by the Steering Committee. CPLB shall give thirty days’ prior written notice containing the agenda, time and place of each meeting to the Initial Shareholders. Non-voting participants may attend meetings of the Steering Committee as mutually agreed by the Initial Shareholders and CPLB. CPLB will bear all expenses associated with attendance of its employees at any in-person meetings. Any conference call meeting will be held by means of telephone conference or similar communications equipment through which all participants can hear each other. CPLB shall prepare minutes of each meeting, which CPLB shall distribute to the Initial Shareholders for review and approval within thirty (30) days following such meeting.

8.1.3.	Decisions of the Steering Committee shall be made by unanimous vote, with the representatives of each Initial Shareholder and CPLB having one collective vote. If the Steering Committee is unable to reach a unanimous vote on any issue, then the issue shall be referred to the Board, whose decision shall control the matter in accordance with the terms of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article 9.

OFFICERS AND EMPLOYEES

9.1.	Executive Officers. The Board shall appoint the senior management of CPLB, including its President and Chief Executive Officer, Chief Financial Officer and Company Secretary (the “Executive Officers”). The President and Chief Executive Officer shall be responsible for the day-to-day business of CPLB. Each Executive Officer shall perform the functions set forth under The Companies Act and shall represent CPLB in accordance with the management policies as may be decided and approved by the Board of Directors. The Executive Officers will be based in Ahmedabad, India and shall report to the Board of Directors. Each Executive Officer’s terms of appointment, remunerations, powers, duties, obligations, restrictions and authorities will be pursuant to the written agreement between CPLB and such officer.

9.2.	Employees and Benefits. CPLB shall employ its own staff and shall be responsible for the salaries, wages or bonuses paid to, employee benefits made available to, and business expenses incurred by, its employees and for the actions or omissions of such employees in their capacity as employees of CPLB. CPLB shall fully indemnify and keep indemnified the Shareholders against all losses, damages, actions, proceedings, costs, claims, demands, awards, fines, orders, expenses and liabilities whatsoever (including but not limited to salaries, wages, bonuses and other emoluments, all statutory contributions and all income tax and national insurance contributions) in relation to the employees arising directly or indirectly out of or in connection with their employment by CPLB.

Article 10.

RELATED PARTY TRANSACTIONS

10.1.	No “related party” (as such term is defined The Companies Act), Initial Shareholder or other Shareholder holding more than ten percent (10%) or subsidiary, associate, holding or other Affiliate of such Shareholder, or any person acting on behalf of any of the foregoing (each a “Related Party”) may directly or indirectly engage in any transaction (including without limitation the purchase, sale, lease, license, or exchange of any property, lending of funds, rendering of any service, establishment of any salary, other compensation or other terms of employment, purchase of any stock or security, or any business combination) with CPLB (a “Related Party Transaction”); provided, however, notwithstanding that it may constitute a conflict of interest, a Related Party Transaction may be consummated if (i) the Board has approved the transaction in accordance with the Article 7; (ii) the Related Party Transaction is not expressly prohibited by this Agreement; (ii) the Related Party Transaction is on terms that are on an arm’s length basis; and all non-interested Shareholders have given prior written consent.

Article 11.

BOOKKEEPING, ACCOUNTING AND REPORTING

11.1.	Records. The books and records of CPLB shall at all times be accurately, completely and consistently maintained in English in accordance with Institute of Chartered Accountants of India (ICAI). Each Shareholder or its duly authorized representative(s) shall have the right, to review and examine the books and records of CPLB for any legitimate purpose related to the Business or this Agreement at any time during normal business hours in a manner not disruptive to CPLB. In addition, CPLB shall submit to the Initial Shareholders, on a quarterly basis (within 45 (Forty Five) days after the end of each Financial Year quarter) or upon request, copies of all of Board and Shareholder meeting minutes, resolutions and other consent documents.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.2.	Quarterly Reports. CPLB shall provide to each Initial Shareholder, on a quarterly basis (within 45 (forty five) days after the end of each Financial Year quarter) or upon request, reports on the financial status of CPLB including balance sheet, profit and loss statement and cash flow statements (the “Financial Statements”). Upon request of Novavax, CPLB will provide the Financial Statements based on Indian Accounting Standards (Ind AS).

11.3.	Auditor(s). Unless otherwise agreed by the Initial Shareholders, CPLB shall have one (1) or more statutory auditor/s. The statutory auditor shall have the powers and duties specified under Laws. The Initial Shareholders agree to vote their Common Shares to cause the appointment of auditor or auditors mutually agreed to by such Shareholders.

Article 12.

DIVIDENDS

The dividend on shares shall only be declared or paid by CPLB for any Financial Year out of the profits of CPLB for that Financial Year, arrived at after providing for depreciation as required under The Companies Act or out of the undistributed profits of CPLB for previous Financial Years, arrived at after providing for depreciation as required under The Companies Act. The Board will (i) normally follow prudent corporate practice of distribution of about [* * *] of the distributable profits for the year after providing for depreciation as a dividend and (ii) consider the Business Plan and the needs of the Business before recommending any dividends.

Article 13.

TAXES

All income taxes payable under the Laws required to be paid by a Party arising out of or in connection with this Agreement shall be for the account of that Party. Any sum required under Laws to be withheld by CPLB for the account of the relevant Party from payments due to that Party hereunder shall be withheld and promptly paid by such CPLB to the competent tax authorities.

Article 14.

CONFIDENTIALITY

14.1.	Definition. For purposes of this Agreement and the License Agreements, and subject to the exclusions set forth below, “Confidential Information” means any information (including, but not limited to, Know-How) disclosed by any Party under this Agreement, the Restated Licenses, First Restated JV Agreement and the Original Ancillary Agreements (collectively, the “Collective Agreements”) to the extent (A) marked or identified in writing as Confidential Information by the disclosing Party (upon or within thirty (30) days of initial disclosure) or is of a type, and is disclosed under circumstances, for which the recipient would reasonably be expected to know such information is confidential in nature, and (B) relating to the Business or disclosed for the purpose of entering into the Business, forming CPLB or conducting the Business. The provisions of the Collective Agreements shall be considered Confidential Information of each Party. Confidential Information shall in any event exclude any such information which (i) is or becomes publicly available through no fault of the receiving Party; (ii) is lawfully obtained from third parties who received such information or from a person or entity that was not bound by an obligation not to disclose such information; or (iii) is or becomes known or developed by the receiving party independently of (and without use of or reference to) the Confidential Information of the disclosing party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.2.	Protection of Confidential Information. Each Party agrees that it shall at no time, either during or after the term of this Agreement and the Restated License Agreements, use, publish or disclose to any third party any Confidential Information of any other Party, except as and to the extent expressly authorized under this Agreement. The receiving Party agrees to use the same degree of care to protect the confidentiality of the disclosing Party’s Confidential Information which the receiving Party uses to protect its own confidential or proprietary information of a similar nature, but in no event shall the receiving Party use less than reasonable care. Disclosures of Confidential Information amongst the Parties shall be restricted to only such Party(ies) having a need or right to know.

14.3.	Permitted Use and Disclosure. Each Party shall have the right to use any Confidential Information disclosed to it hereunder for purposes of exercising any rights or licenses granted to under the Collective Agreements and for purposes of performing any of its obligations thereunder (which, for CPLB, shall include the right of CPLB to use such Confidential information for the Business). Furthermore, the receiving Party shall have the right to disclose the disclosing Party’s Confidential Information (i) to applicable patent offices solely for the purpose of filing, prosecuting and maintaining Patents, (ii) to applicable regulatory authorities for the purpose of filing and pursuing regulatory approvals, (iii) as necessary to the extent to prosecute or defend litigation, (iv) to employees, directors, consultants, contractors, agents, permitted sublicensees, licensees, professional advisors and commercial partners who are bound by obligations of confidentiality and non-use at least as protective as those contained herein and solely for purposes of the Business (or otherwise to exercise rights or licenses or to perform obligations under the Collective Agreements).

14.4.	Disclosure Required by Laws. This Article 14 shall not restrict or limit the use or disclosure of Confidential Information to the extent required by Laws, including the rules and regulations of a stock exchange or stock market; provided, however, that, to the extent practicable, the receiving Party required to make such disclosure shall promptly notify the applicable disclosing Party prior to making any such disclosure and shall provide reasonable cooperation to the disclosing Party of such information, at the disclosing Party’s expense, to assist the disclosing Party in seeking a protective order or other appropriate remedy; and provided, further, that if such protective order or other remedy is not obtained in a timely manner, the Party required to make such disclosure shall disclose only that portion of the information which it is legally required to disclose as advised by legal counsel, and shall exercise its reasonable best efforts, in consultation with the disclosing Party of such information, to obtain assurance that confidential treatment will be accorded such information to the extent permitted by Laws. In addition, the Parties recognize that Novavax is a publicly traded company and, as such, is subject to requirements under the U.S. federal securities laws and regulations to make periodic filings with the U.S. Securities and Exchange Commission which may include information about this Agreement, the Novavax Restated License and CPLB’s activities.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article 15.

TERM, TERMINATION AND EVENTS OF DEFAULT

15.1.	Term. This Agreement will terminate upon the liquidation, dissolution or winding up of CPLB unless terminated earlier in accordance with this Article 15.

15.2.	Events of Default by Shareholder. A Shareholder shall be deemed to have delivered a Transfer Notice with respect to all of its Common Shares to the other Shareholder(s), and the other Shareholder(s) shall have the right to purchase such Common Shares in accordance with the procedures set forth in Section 5.2, upon happening of any of the following events of default:

15.2.1.	It commits a material breach of any obligation under this Agreement and fails to remedy such breach within sixty (60) business days of notice to remedy the breach delivered by any other Party, which notice shall set forth in reasonable detail the nature of such breach;

15.2.2.	A Bankruptcy event has been established with respect to such Shareholder;

15.2.3.	Such Shareholder entering into liquidation or dissolution (or such other similar thing in any other jurisdiction) (other than a voluntary liquidation for the purpose of a bona fide scheme of solvent amalgamation or reconstruction); or

15.2.4.	Unless otherwise agreed by all the Shareholders, any Change in Control of any Shareholder. For the purposes of this paragraph, a “Change in Control” means (a) the sale of all or substantially all of the assets or business of the Shareholder, or (b) any merger, consolidation, recapitalization, or business combination of the Shareholder, or (c) the sale of capital stock or other equity securities of the Shareholder, or (d) any other transaction or series of transactions; provided that for each of (b) through (d), the result of which is that the stockholders of the Shareholder prior to such transaction do not, immediately following any such transaction(s), directly or indirectly hold voting securities of the surviving or purchasing entity sufficient to elect a majority of the board of directors of such surviving or purchasing entity.

15.3.	Deemed Transfer Notice. The deemed Transfer Notice has the same effect as a Transfer Notice, except that:

15.3.1.	The valuation of the shares held by the defaulting Shareholder, and the price to paid by any Shareholder exercising its right to buy such Common Shares, shall be determined in accordance with Section 15.4;

15.3.2.	The defaulting Shareholder does not have a right of withdrawal following a valuation;

and

15.3.3.	On the completion of any sale in accordance with this Article 15, any other Shareholder is not required to procure the discharge of any security given by the defaulting Shareholder or to procure the release of any debts of CPLB to it.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

15.4.	Valuation of Common Shares to be Transferred. The valuation of shares to be transferred under this Article 15 to the other Shareholders shall be determined as follows:

15.4.1.	The transferring Shareholder shall select an investment bank of international reputation and the other Shareholder(s) shall together select another investment bank of international reputation, and each investment bank shall determine the fair market value of the Common Shares in accordance with Section 15.5 below and deliver its written valuation to the Shareholders within thirty (30) days after the date of the deemed delivery of the Transfer Notice under Section 15.2.

15.4.2.	In the event the two investment banks do not agree on a fair market value, the fair market value shall be the average of the two valuations, except that if the two valuations differ by an amount greater than ten percent (10%), the two investment banks shall select a third investment bank of international reputation. The third investment bank shall not have performed services for any Party within the three (3) years preceding its appointment. Such third investment bank shall independently determine the fair market value of the Common Shares in accordance with Section 15.5 below and without knowledge of the valuation of the other two investment banks within thirty (30) days of appointment. The fair market value of the Common Shares shall then be the average of the two valuations that are closest to each other and the other valuation shall be disregarded.

15.4.3.	Each Shareholder shall pay the fees and expenses incurred in connection with the valuation by the investment bank selected by it. The Shareholder(s) who appointed the investment bank whose valuation was disregarded shall pay the fees and expenses incurred in connection with the valuation by the third investment bank, unless the valuation of the third investment bank was disregarded, in which case the transferring Shareholder and the other Shareholder(s) shall each pay its pro rata portion of all fees and expenses incurred in connection with the valuation by the third investment bank. Such pro rata portion shall be based on each Shareholders percentage ownership in all of the Common Shares held by all Shareholders.

15.5.	Valuation Methodology. Each investment bank shall base its valuation on the assumption the (i) the sale is between a willing seller and a willing buyer; (ii) the Common Shares are sold free of all restrictions, liens, charges and other encumbrances; and (iii) the sale is taking place on the date on which the valuation of the Common Shares is determined.

15.6.	Termination by Initial Shareholders. Either Initial Shareholder may terminate this Agreement if:

15.6.1.	Bankruptcy Event has been established with respect to the other Initial Shareholder or CPLB;

15.6.2.	CPLB entering into liquidation or dissolution (or such other similar thing in any other jurisdiction) (other than a voluntary liquidation for the purpose of a bona fide scheme of solvent, amalgamate or reconstruction); or

15.6.3.	CPLB commits a material breach of an obligation under this Agreement or the applicable Restated License that directly and adversely affects such Initial Shareholder and fails to remedy such breach within sixty (60) business days of notice to remedy the breach delivered by such Initial Shareholder, which notice shall set forth in reasonable detail the nature of such breach.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article 16.

RESTRICTIONS ON THE PARTIES

16.1.	Non-Interference. Each Party hereby further agrees and undertakes that during the term of this Agreement it shall not, and shall procure that its Affiliates shall not, whether directly or indirectly, by themselves or in association with or through any person, in any manner whatsoever do or undertake or attempt to do or undertake any of the following activities:

16.1.1.	Tender for, canvass, solicit, entice away from CPLB and/or any of its Affiliates, any person who is or was an employee of CPLB and/or such Affiliate during the twelve (12) month period preceding the termination of this Agreement, whether or not such employee would commit a breach of contract by reason of such act; or

16.1.2.	Induce, procure or endeavour to induce any person who was an employee of CPLB and/or any of its Affiliates to leave the service of, or cease to provide service to, CPLB or such Affiliate; or

16.1.3.	Provide or offer positions of employment/consultancy or any managerial, financial participation to any then current employee of CPLB and/or any of its Affiliates; or

16.1.4.	Otherwise interfere in any manner with the contractual, employment or other relationship of any employee of CPLB and/or any of its Affiliates on the one hand and CPLB and/or any of its Affiliates on the other hand; or

16.1.5.	Solicit or entice away from dealing with CPLB, any person who is or was at any time a customer or supplier of CPLB.

16.2.	Enforceability. Each of the covenants in this Article 16 is considered fair and reasonable by the Parties, but if any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

16.3.	Applicability to Group. Each Party shall, to the extent that it is able to do so, exercise all voting rights and other powers in relation to persons in its Group to procure that such persons comply with the terms of this Article 16.

16.4.	Former Employees. Except as expressly set forth herein, the provisions of this Article 16 shall not apply to a Party with respect to any former employee of such Party.

Article 17.

REPRESENTATIONS AND WARRANTIES

17.1.	Representations by All Parties. Each Party hereby represents and warrants to the other Parties that, as of the Effective Date:

17.1.1.	It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.1.2.	It has obtained all corporate authorisations and approvals necessary to execute and to deliver this Agreement and to perform its obligations thereunder and hereunder; and

17.1.3.	The execution, delivery and performance of this Agreement and any other agreement that is contemplated by this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Laws of any governmental authority having jurisdiction over it.

17.2.	Representations by CPLB. CPLB hereby represents and warrants that, as of the Effective Date:

17.2.1.	It is duly qualified to do business in the jurisdiction(s) where it operates and has the corporate power to own its property, conduct the Business and enter into the Restated Licenses (and any other agreements between CPLB and one or more of the Parties contemplated by this Agreement) and perform the obligations thereunder;

17.2.2.	It has obtained all material licenses, permissions, authorisations and consents required for carrying on the Business effectively in the places and in the manner in which such Business is carried on prior to the Effective Date. Such licenses, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects. There are no circumstances which indicate that any such licenses, permissions, authorisations or consents will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Agreement or otherwise);

17.2.3.	It is not, nor will it be, engaged in any activity in which foreign investment by a non-resident is prohibited;

17.2.4.	Other than CPL Biologicals US, LLC., it does not have any subsidiaries within the meaning of Section 2 (87) of The Companies Act nor own any direct or indirect shareholding interest in any other entity or body corprate;

17.2.5.	Its statutory books, minute books, register of members and other registers, as required under any Laws, have been properly and accurately maintained in all material respects and contain full and accurate records of all matters required to be entered under Laws, including all issuances and transfers of its shares or other securities and, as regards minutes books, all resolutions passed by the Directors and its Shareholders;

17.2.6.	The only Shareholders of CPLB are Cadila and Novavax;

17.2.7.	There are no options, agreements or understandings (exercisable now or in the future and contingent or otherwise) which entitle or may entitle any person to create or require to be created any encumbrance over any of the Common Shares once issued by CPLB. Other than as contemplated by this Agreement, there is no agreement, arrangement, scheme or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any Common Shares in the share capital of CPLB (including an option or right of pre-emption); and

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.2.8.	All of the issued and paid-up Common Shares are, or when issued, sold and delivered in accordance with the terms of this Agreement will be, duly authorized, validly issued, and free of pre-emptive rights (except as expressly set forth herein).

17.3.	Indemnification. Each Party will indemnify, defend and hold harmless the other Parties from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys’ fees) they may suffer as the result of any third party claims, demands and actions (collectively, “Losses”) to the extent such Losses result from the breach of any of the representations or warranties set forth in this Article 17.

17.4.	No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE.

Article 18.

DISPUTE RESOLUTION

18.1.	Arbitration. Any dispute arising amongst the Parties out of or in connection with the implementation or interpretation of this Agreement shall, if not settled amicably within ninety (90) days from the date that the dispute arose, be finally settled by three (3) arbitrators. The claiming Party and responding Party shall each appoint one (1) and the two (2) so appointed shall appoint the third arbitrator in accordance with the Indian Arbitration and Conciliation Act, 1996 as at present in force. If there are more than one claiming Party and/or responding Party, such parties shall jointly appoint their one (1) allotted arbitrator. The language of the arbitration proceedings shall be English and its place shall be Singapore. The arbitral award or determination shall be final and subject to no appeal and shall deal with the question of costs of arbitration and all matters related thereto.

18.2.	Injunctive Relief. The Parties agree that it would be impossible or inadequate to measure and calculate their damages from any breach of the Agreement though great and irreparable. Accordingly, each Party agrees that if the any other Party breaches this Agreement, each non-breaching Party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and specific performance of any provision of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Article 19.

MISCELLANEOUS

19.1.	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of India.

19.2.	Compliance with Laws. Each Party shall comply with all Laws in the performance of this Agreement and the Restated Licenses.

19.3.	Force Majeure. No Party shall be in default of this Agreement by reason of its failure or delay in complying with its obligations under this Agreement if such failure or delay is caused by matters out of its reasonable control, including but not limited to acts of God, changes in Laws, strikes, lock-outs, fire, riots, or civil war or civil commotion; provided that such Party gives the other Parties prompt written notice of the failure or delay in performance and the reason therefor and uses its reasonable efforts to limit the resulting failure or delay in its performance.

19.4.	Limitation of Liability. In no event shall any Party be liable under any theory of liability (whether in contract, tort, statute or otherwise) for any indirect, special, exemplary, punitive, incidental or consequential damages of any kind, or for any loss of profits, loss of revenue, loss resulting from interruption of business or loss of use or data, arising out of or relating to this Agreement or the subject matter hereof, however caused, even if the other Parties has been advised of or should have known of the possibility of such damages.

19.5.	Notice. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (“Notice”) will be in writing, will refer specifically to this Agreement and will be deemed given only if sent by facsimile transmission (with transmission confirmed) or by an internationally recognized delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified on the signature page hereto or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 19.5. Such Notice will be deemed to have been given on the second Business Day (at the place of delivery) after deposit with an internationally recognized delivery service. This Section 19.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

19.6.	Waiver. No amendment or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by an authorized representative of each Party, and such waiver or consent shall be effective only for the specific purpose for which it is given. No failure on the part of a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies provided for by Laws.

19.7.	Severability. If any of the provisions of this Agreement are found to be inconsistent with, or void under, Laws, the validity of the remaining provisions shall not thereby be affected. In such a case the Parties shall re-negotiate the ineffective provision in good faith in order to replace it with a provision affording the same rights, obligations and economic benefits to the Parties as the ineffective provision.

19.8.	Entire Agreement. This Agreement and the documents executed and delivered on the date of the Original Joint Venture Agreement and the First Restated JV Agreement pursuant thereto or in connection therewith, contain the entire agreement among the Parties with respect to the matters addressed herein and therein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.9.	No Assignment. Except in connection with a Transfer of Common Shares expressly permitted hereunder, this Agreement and all rights and obligations hereunder may not be transferred or assigned by any Party to any person without the prior written consent of the other Parties. Any transfer or assignment without such consent shall be null and void.

19.10.	Amendment. The Parties will have the right to amend, modify and change the terms and conditions of this Agreement by way of a separate agreement which will be made part of this Agreement; provided, however, that this Agreement may be amended from time to time without such separate agreement as necessary to reflect (i) the admission to CPLB of one or more new Shareholders in accordance with this Agreement, or any other adjustments in the ownership interests of the Shareholders in connection with capital contributions or as otherwise appropriate in accordance with the terms and conditions of this Agreement or (ii) any decrease or increase in the authorized share capital in accordance with Article 4.

19.11.	No Employment Agreement. Nothing in this Agreement shall confer upon any person any right to be employed or to continue employment by CPLB or any person in its Group or to interfere in any manner in any right of CPLB or any person in its Group to terminate such employment at any time.

19.12.	Further Assurances. Each Party agrees to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, authorizations and approvals from governmental authorities and other third parties, as may be reasonably required to effectuate the terms and conditions of this Agreement.

19.13.	Any acts, deeds or any thing which is not covered under this agreement pertaining to CPLB, and its technical, commercial or any other acitvities shall be discussed by the parties separately at the relevant point of time and shall be reduced to writing and signed by way of separate agreement, wherein such agreement shall form part of this agreement.

19.14.	The shareholders hereby agree and undertake to ensure that their, their representatives, proxies, and agents representing them at meetings of shareholders shall at all times exercise their votes in respect of shares in such manner so as to comply with, and to fully and effectually implement, the provisions of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day, month and year first above written.

Novavax, Inc.		Cadila Pharmaceuticals Limited

By :	/s/ Stanley C. Erck	By :	/s/ Dr. Rajiv I Modi
Stanley C. Erck		Dr. Rajiv I Modi
President & CEO		Chairman & Managing Director

CPL Biologicals Private Limited

By :	/s/ Dr. Rajiv I Modi
Dr. Rajiv I Modi
Chairman

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

DEFINITIONS

1.	“1% Redeemable Preference Shares” means those authorized Shares (up to [* * *] par value of rupees ten (R 10) which number may be increased and issued by resolution of the Board, and which shall have a 1% dividend, redeemable no sooner than [* * *]. It is understood that 1% Redeemable Preference Shares do not have voting rights and may only be converted to Common Shares by a unanimous vote of the Board. As of the Effective Date, CPLB has issued and may continue to issue 1% Redeemable Preference Shares to Cadila pursuant to Cadila’s subscription and contribution of finacing to CPLB of up to cash Rupees 300,000,000 (or 30 Crore) as described in the Addendum.

2.	“Acceptance Notice” shall have the meaning described in Section 5.2.1.

3.	“Addendum” means that certain Addendum to the First Restated JV Agreement dated as of March 16, 2015.

4.	“Additional Vaccine Candidates” means vaccine candidates against the four (4) target organisms described on Schedule A-4 attached hereto, as amended by mutual agreement of Novavax and Cadila, to be constructed by a collaboration of Novavax and CPLB for CPLB’s Development and Commercialization under the Novavax Restated License, which shall not, in any event, include any vaccine product against respiratory syncytial virus (RSV), and which CPLB may Develop and Commercialize in the Novavax Product Territory. Novavax may collaborate with CPLB to develop other Additional Vaccine Candidates for CPLB on terms and conditions to be mutually agreed by Novavax and CPLB, which shall thereafter be included in an amended Schedule I to the Novavax Restated License.

5.	“Additional Securities” means any options, rights, warrants or other instruments to purchase Shares, or securities convertible into or exchangeable directly or indirectly for Shares (including any newly created class or series).

6.	“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with a Party, with “control” (for purposes of this Section 1.1.1 only) meaning (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock (or, in the case of a non-corporate entity, of the equity interests with the power to direct the management and policies) of such corporation or other business entity, or (b) possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such corporation or other business entity, whether through the ownership of voting securities, by contract, or otherwise; provided that for purposes of this Agreement, neither Novavax nor Cadila shall be deemed to be an Affiliate of CPLB.

7.	“Bankruptcy Event” means, with respect to a Party, (i) the filing by such Party in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, (ii) the filing against such Party of an involuntary petition for any bankruptcy or insolvency proceeding which petition is not dismissed within sixty (60) days after filing, (iii) the making by such Party of an assignment for the benefit of its creditors, (iv) the taking of possession of a substantial part of the assets of such Party by a lien holder or other encumbrancer, or (v) the levy or enforcement of any distress, execution or other process upon or against a substantial part of the assets of such Party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.	“Board” shall mean the Board of Directors of CPLB.

9.	“Board Meeting Notice” shall have the meaning described in Section 7.2.

10.	“Business” has the meaning provided in Article 3.

11.	“Business Plan” means at any given time, business plan and budget at an industry-appropriate level of detail, that includes a plan and budget for strategy, sales, expenses, profit and loss, capital expenditure and cash flows of CPLB for the Financial Year to which it relates and the subsequent two (2) Financial Years and any other matters or factors that are determined by the Board of Directors to be relevant and pertinent. It is expected that the Business Plan will include a management report detailing objectives for the Financial Year and evaluating performance and variations. A Business Plan shall be prepared under the guidance of the President and Chief Executive Officer of CPLB and shall be considered official when approved by the Board of Directors.

12.	“Cadila Original License” has the meaning assigned to such term in the Recitals.

13.	“Cadila Product Territory” means the Territory.

14.	“Cadila Products” means Cadila Transferred Products and Cadila Royalty Products

15.	“Cadila Transferred Product” means the following Products licensed to CPLB under the Cadila Restated License Agreement for Development and Commercialization in the Cadila Product Territory: (i) Cadila’s vaccine product known as Cadi-05 for all uses and indications claimed by Patents Controlled by Cadila during the term of this Agreement, and (ii) Cadila’s adjuvant known as Mycobacterium W immuvac for use with therapeutic vaccines against cancer and for all other uses and indications claimed by Patents Controlled by Cadila during the term of this Agreement.

16.	“Cadila Royalty Product” means the following products (i) Cadila’s erythropoietin G-CSF product, hyaluronic acid product, goat lung surfactant extract product, and streptokinase product that are generic versions of approved biologic pharmaceutical products (excluding in any event any small molecule products, generic or otherwise), (ii) the following Cadila biological diagnostic products: the Typhigen Kit, the ELIK HIV kit, the ELIK HCV kit, the CADISPOT1&2 HIV kit and the NEVA HIV kit; and (iii) any other biological product claimed by Patents Controlled by Cadila during the term of this Agreement.

17.	“Cadila Restated License” means the restated Amended and Restated Cadila Product License of even date hereof between CPLB and Cadila.

18.	“Change in Control” means (a) the sale of all or substantially all of the assets or business of an entity, or (b) any merger, consolidation, recapitalization, or business combination of an entity, or (c) the sale of capital stock or other equity securities of an entity, or (d) any other transaction or series of transactions; provided that for each of (b) through (d), the result of which is that the stockholders of an entity prior to such transaction do not, immediately following any such transaction(s), directly or indirectly hold voting securities of the surviving or purchasing entity sufficient to elect a majority of the board of directors of such surviving or purchasing entity.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

19.	“Collective Agreements” shall have the meaning described in Section 14.1.

20.	“Commercialize” or “Commercialization” means all activities undertaken before and after Regulatory Approval (including pricing and reimbursement approvals) for a particular Product that relate to the commercial marketing and sale of such Product including but not limited to advertising, sales, marketing, promotion, distribution, and Phase 4 (post-licensure) clinical trials.

21.	“Common Share” means means those Shares, par value of rupees ten (Rs.10) representing the equity of CPLB.

22.	“Completion Period” shall have the meaning described in Section 5.2.1.

23.	“Confidential Information” shall have the meaning described in Section 14.1.

24.	“Control” or “Controlled” means with respect to any intellectual property rights, possession a party, as applicable, of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, grant the right to use, or grant a license, sublicense or other right to or under such intellectual property right without violating the terms of any agreement or other arrangement with any third party.

25.	“CPLB Discovered Candidates” means vaccine candidates, other than Existing Vaccine Products and Additional Vaccines Candidates, developed by CPLB, its Affiliate or its sublicensees through the indirect or direct use of any Novavax Technologies for Development and Commercialization in the Novavax Product Territory; provided that in no event shall such definition include any vaccine product against RSV.

26.	“CPLB ROFN Products” the (i) Novavax Products and (ii) any other Product that can be used as a vaccine however, under no circumstances shall the influenza VLP and Rabies three dose vaccine products be deemed CPLB ROFN products.

27.	“Develop” or “Development” means the performance of all non-clinical, pre-clinical and clinical development, manufacturing and regulatory activities for a Product that are required to obtain Regulatory Approval of a Product in the Territory.

28.	“Director” shall mean a member of the Board of Directors of CPLB.

29.	“Effective Date” means November 30, 2017.

30.	“Executive Officers” means the President and Chief Executive Officer, Chief Financial Officer and Company Secretary of CPLB.

31.	“Exempt Issuances” shall have the meaning described in Section 4.5.5.

32.	“Existing Vaccine Products” means the following Products licensed to CPLB under the Novavax Restated License Agreement for Development and Commercialization in the Novavax Product Territory: (i) seasonal influenza virus-like particle vaccine (Cadiflu-S), (ii) monovalent seasonal influenza virus-like particle vaccine (Cadiflu), (iii) three-dose rabies nanoparticle vaccine (NanoRab), [* * *].

33.	“Financial Year” means a financial accounting period of twelve (12) months beginning on April 1.

34.	“First Restated JV Agreement” has the meaning assigned to such term in the Recitals above.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

35.	“Group” in relation to a person or entity means any direct or indirect wholly owned subsidiary of such person or entity. The term “Group” shall also include Affiliates of Cadila consisting of the family member of the promoters, their Hindu undivided families (HUFs), family trust and closely held companies owned by the family members and trusts either singly or jointly.

36.	“Initial Shareholder” means when used in the singular either Cadila or Novavax, and wherever used in the plural means Cadila and Novavax. Reference to an Initial Shareholder shall include its successors in title and permitted assigns.

37.	“Intellectual Property Rights” means Know-How, Patents and any and all other intellectual property.

38.	“Investment Ratio” means the Initial Shareholders’ ratio of Shares held on a fully diluted basis (excluding the 1% Redeemable Preference Shares) vis-à-vis each other of [* * *] (Cadila) to [* * *] (Novavax) ([* * *]) as adjusted in accordance with Section 4.5.4.

39.	“Issuance Notice” shall have the meaning described in Section 4.5.1.

40.	“Know-How” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, protocols, processes, formulas, knowledge, know-how, skill, experience, records, documents, data and results (including pharmacological, toxicological, non-clinical and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material. Know-How shall in any event exclude any Patents.

41.	“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, or other political subdivision, domestic or foreign, including, without limitation, all applicable export control, anti-corruption and anti-bribery laws (e.g., U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended).

42.	“Novavax Licenses” means the Novavax Original Licenses and the Novavax Restated License.

43.	“Novavax Original Licenses” has the meaning assigned to such term in the Recitals above.

44.	“Novavax Product Territory” means the teriritory in which CPLB may Develop and Commercialize Novavax Products and which includes any and all countries and territories set forth in Schedule A- 43.

45.	“Novavax Products” (i) Existing Vaccine Products, (ii) Additional Vaccine Candidates, and (iii) CPLB Discovered Candidates. Novavax Products shall include (a) any minor modifications to the products listed the preceding sentence including, by way of example but not limitation, changes to any excipient, changes arising from a change in manufacturing process, or change in dosage, or, in the case of (i), (ii) and (ii) above, substitution of one or more seasonal influenza HAs and/or NAs designated by the CDC or by the corresponding authority in any other country (e.g., the WHO in India) and (b) any such product used in combination with another active ingredient, antigen or adjuvant.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

46.	“Novavax Restated License” means the Amended and Restated Novavax Product License Agreement of even date hereof between CPLB and Novavax.

47.	“Novavax ROFN Products” means any vaccine product with Intellectual Property Rights Controlled by Novavax (other than Novavax Products, as defined); provided, however, under no circumstances shall any respiratory syncytial virus (RSV) vaccine product be deemed a Novavax ROFN Product.

48.	“Novavax Technologies” means Novavax’ proprietary baculovirus insect cell expression, recombinant nanoparticle vaccine production, antigen specific, protein expression and cloning system technologies and improvements thereto, but does not include the Novavax’ Matrix-M technology which shall be licensed to CPLB under a license agreement separate from the Novavax Restated License.

49.	“Offered Shares” shall have the meaning described in Section 5.2.

50.	“Offeree” shall have the meaning described in Section 5.2.

51.	“Original Ancillary Agreements” has the meaning assigned to such term in the Recitals above.

52.	“Original JV Agreement” has the meaning assigned to such term in the Recitals above.

53.	“Original Licenses” means the Cadila Original License and the Novavax Original Licenses.

54.	“Party” and “Parties” means when used in the singular either CPLB, Cadila, Novavax, any new Shareholder as may be applicable and wherever used in the plural means CPLB, Cadila, Novavax and all new Shareholders (if any). Reference to a Party to this Agreement shall include its successors in title and permitted assigns.

55.	“Patents” means any and all (a) issued patents and inventors’ certificates and re-examinations, reissues, renewals, extensions, registrations, substitutions, supplementary protection certificates and term restorations with respect to any of the foregoing, and (b) pending applications for patents and inventors’ certificates, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications with respect to any of the foregoing.

56.	“Phase 2 Data Package” shall mean with respect to a ROFN Product, subject to the proviso at the end of this paragraph, (i) a summary of all the relevant clinical data with respect to the ROFN Product, including any clinical trial results and resultant data analyses, (ii) any regulatory submissions made to the FDA or any other corresponding authority with respect to such ROFN Product, (iii) protocols for any ongoing clinical studies and proposed designs for any anticipated clinical studies with respect to such ROFN Product, and (iv) such other material information and data relating to such ROFN Product that were relied on by the ROFN Grantor’s senior management in determining to proceed with the current phase of development of such ROFN Product; provided that any such Phase 2 Data Package is not suitable for submission to an ROFN Holder in accordance with Section 3.6 unless the clinical trial data contained in such package results from a Phase 2 clinical trial (and shall include data from any subsequent clinical trial) and the ROFN Grantor reasonably believes that such data is sufficient to support, as applicable, either (i) the progression of such ROFN Product to a pivotal clinical trial (i.e., a clinical trial that, if successful, would lead to a BLA submission) or (ii) the submission of a Biologics License Application (as defined in 21 C.F.R. 600 et. seq.) or a substantially similar application or submission for marketing approval.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

57.	“Products” means the Cadila Products, Novavax Products, and any other products developed, purchased or in-licensed by CPLB including, without limitation, any vaccine, adjuvant, biosimilar, diagnostic, and biological product.

58.	Proposed Transferee” shall have the meaning described in Section 5.2.

59.	“Pro-Rata Shares” shall have the meaning described in Section 5.2.1.

60.	“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or widespread sale of a Product in a regulatory jurisdiction in the Territory.

61.	“Representations and Covenants “ shall mean representations, warranties, indemnities, covenants and assurances.

62.	“Restated Licenses” means the Cadila Restated License and the Novavax Restated License.

63.	“ROFN Grantor” means the Party who controls a particular ROFN Product, either CPLB or Novavax, as applicable.

64.	“ROFN Holder” means the Party that is the beneficiary of a ROFN, either CPLB or Novavax, as applicable.

65.	“ROFN Products” means CPLB ROFN Products and the Novavax ROFN Products.

66.	“Schedule I Assets” has the meaning assigned to such term in the Recitals.

67.	“Selling Shareholder” shall have the meaning described in Section 5.2.

68.	“Shareholder” means a holder of Shares of CPLB.

69.	“Shares” means the equity shares of the CPLB and includes the Common Shares the 1% Redeemable Preference Shares, and any other securities (including, without limitation, options, warrants and other rights to acquire capital stock) of CPLB.

70.	“Steering Committee” shall have the meaning described in Section 8.1.

71.	“Tag-Along Offeror” shall have the meaning described in Section 5.4.3.

72.	“Territory” means the entire world.

73.	“The Companies Act” shall mean the Companies Act, 2013, as amended by the Companies (Amendment) Act, 2015, and any successor legislation and any additional amendments thereto.

74.	“Transfer” means to transfer, grant any security interest over, or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise, or grant any person any rights in or over.

75.	“Transfer Notice” shall have the meaning described in Section 5.2.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE I - A

APPROVALS, LICENSES AND THIRD PARTY AGREEMENTS TO BE TRANSFERRED/ASSIGNED TO CPLB BY CADILA

[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE A-4

ADDITIONAL VACCINE CANDIDATES

[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE A-43

NOVAVAX PRODUCT TERRITORY

[* * *]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 4.2

SHAREHOLDERS, NUMBER OF COMMON SHARES AND PERCENTAGE INTERESTS

Shareholder	Number of Common Shares	Percentage Interest in CPLB

Cadila Pharmaceuticals Limited	[* * *]	80%

Novavax, Inc.	[* * *]	20%

Total	[* * *]	100%

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 7.3

MATTERS REQUIRING APPROVAL OF ALL OF THE SHAREHOLDERS AND THE BOARD OF THE DIRECTORS OF CPLB

1.	The sale, transfer, lease, assignment or disposal of all or substantially all of the property or assets of CPLB, whether by way of a single transaction or a series of related transactions.

2.	A Change in Control of CPLB. For the purposes of this paragraph, a “Change in Control” means (a) the sale of all or substantially all of the assets or business of CPLB, or (b) any merger, consolidation, recapitalization, or business combination of CPLB, or (c) the sale of capital stock or other equity securities of CPLB, or (d) any other transaction or series of transactions; provided that for each of (b) through (d), the result of which is that the Shareholders of CPLB prior to such transaction do not, immediately following any such transaction(s), directly or indirectly hold voting securities of the surviving or purchasing entity sufficient to elect a majority of the board of directors of such surviving or purchasing entity.

3.	The liquidation, dissolution or winding-up of CPLB.

4.	Any incurrence of indebtedness of CPLB that would result in CPLB having a debt-to-equity ratio of 3-to-1 or greater.

5.	Other than as set forth in Section 19.10, the amendment or waiver of any provision of this Agreement or the Articles of Association.

6.	Any change to or deviation from the Dividend Policy set forth in Article 12.

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